Exhibit 99

Abby E. Parsonnet
Vice President
Special Loan Group

February 4, 2003

VIA HAND DELIVERY, REGISTERED MAIL (RETURN RECEIPT REQUESTED), AND FIRST-CLASS MAIL

Magellan Health Services, Inc.
Suite 1400
3414 Peachtree Road, N.E.
Atlanta, GA 30326
Attention:  Treasurer

King & Spalding
191 Peachtree Street, N.E.
Atlanta, GA 30303
Attention:  Albert H. Conrad, Jr.

HSBC Bank
(formerly known as Marine Midland Bank)
140 Broadway
New York, NY 10005
Attention:  Frank Godino, Corporate Trust Department/Magellan

Re:  Notice of Payment Default under Specified Senior Indebtedness

Ladies and Gentlemen:

                The undersigned, JPMorgan Chase Bank (formerly The Chase Manhattan Bank) (“JPMorgan”), is the Representative (such term, and all other capitalized terms used and not defined herein, having the meanings ascribed to them in the Indenture, as defined below) of the Specified Senior Indebtedness consisting of the Bank Indebtedness under the New Credit Agreement.  More specifically, the New Credit Agreement is the Credit Agreement, dated as of February 12, 1998, among Magellan Health Services, Inc. (“Magellan”), Charter Behavioral Health System of New Mexico, Inc., Merit Behavioral Care Corporation, the Lenders (as defined therein), JPMorgan (as Administrative Agent, Collateral Agent and an Issuing Bank), Wachovia Bank, National Association (formerly First Union National Bank) (as Syndication Agent and Issuing Bank), and Credit

JPMorgan Chase Bank • 270 Park Avenue, New York, NY 10017
Telephone:  212 270 0534 • Facsimile:  212 270 0433

Lyonnais (as Documentation Agent and an Issuing Bank), as amended (the "Credit Agreement").

                This notice is being provided to you pursuant to the first sentence of Section 10.03 and Section 10.09 of the Indenture dated as of February 12, 1998 (the "Indenture") between Magellan and Marine Midland Bank, as Trustee, relating to the 9% Senior Subordinated Notes due 2008, dated as of February 12, 1998, of Magellan (the "Notes").  JPMorgan hereby notifies Magellan and the Trustee that all Bank Indebtedness under the Credit Agreement (a) has been accelerated in accordance with its terms, (b) has not been paid when due, (c) the default has not been cured or waived nor has the acceleration been rescinded and (d) the Bank Indebtedness has not been paid in full.  Accordingly, pursuant to Sections 10.03 and 10.09 of the Indenture, JPMorgan hereby instructs Magellan and the Trustee not to (a) make any payments of principal of or interest on (including, without limitation, the interest payment otherwise due on February 15, 2003) the Notes, (b) make any deposit pursuant to Article 8 of the Indenture, or (c) repurchase, redeem or otherwise retire any Notes.

                JPMorgan reserves all of its rights and remedies with respect to the aforesaid acceleration and nonpayment and nothing herein shall be construed as a waiver of any of its rights or remedies.

Very truly yours,

JPMORGAN CHASE BANK

By:	/s/ Abby E. Parsonnet
Abby E. Parsonnet
Vice President

CC:	Mark Demilio
Chief Financial Officer
Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Columbia, MD 21046

William Forrest
Managing Director
Gleacher Partners, LLC
660 Madison Avenue
New York, NY 10021